Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PRAIRIE OPERATING CO.

Prairie Operating Co. (the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify:

FIRST: The Amended and Restated Certificate of Incorporation is hereby amended by deleting the text of the first paragraph of Article Fourth thereof and substituting the following two paragraphs therefor.

“Effective as of October 16, 2023, at 12:00 a.m. Eastern Time (the “Effective Date”), the shares of Common Stock, par value $0.01 per share, of the Corporation issued and outstanding immediately prior to the Effective Date (the “Old Shares”) shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into shares of Common Stock (as defined below) at an exchange ratio of 1-to-28.5714286, inclusive, as approved by the Board (the “Reverse Stock Split”). No fractional shares shall be issued as a result of the Reverse Stock Split and, in lieu thereof, the Corporation shall pay to the holder of any such fractional share an amount in cash equal to such fraction multiplied by the closing sale price of the Corporation’s common stock on the OTCQB on the trading day immediately before the Effective Date. Each stock certificate representing the Old Shares immediately prior to the Effective Date shall thereafter represent that number of whole shares of Common Stock outstanding after the Effective Date into which the Old Shares represented by such certificate shall have been combined. Each holder of record of a stock certificate or certificates representing the Old Shares shall receive, upon surrender of such certificate or certificates, a new certificate or certificates representing the number of whole shares of Common Stock to which such holder is entitled pursuant to the Reverse Stock Split or, at the discretion of the Corporation and unless otherwise instructed by such holder, book-entry shares in lieu of a new certificate or certificates representing the number of whole shares of Common Stock to which such holder is entitled pursuant to the Reverse Stock Split. The shares of Common Stock issued in connection with the Reverse Stock Split shall have the same rights, preferences and privileges as the Old Shares.

Immediately after the effectiveness of the Reverse Stock Split, the total number of shares of all classes of stock which the Corporation shall have authority to issue is 155,000,000 shares, consisting of (i) 150,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). The Board of Directors is vested with the authority to prescribe the classes, series and the number of each class or series of stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of stock. If more than one class or series of stock is authorized by the Board of Directors, the resolution of the Board of Directors must prescribe distinguishing designations of each class or series.”

 SECOND: This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed Amendment be considered by the stockholders of the Corporation. A majority written consent of the shareholders was entered into and duly noticed to all shareholders not signing the written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware, wherein the necessary number of shares as required by statute were represented in favor of the amendment.

THIRD: The remaining provisions of the Amended and Restated Certificate of Incorporation, including without limitation the remaining provisions of Article Fourth, are not affected by the aforementioned amendment and remain in full force and are not affected by this Certificate of Amendment.

[Signature page follows]

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 12th day of October, 2023.

PRAIRIE OPERATING CO.
a Delaware corporation

By:	/s/ Edward Kovalik
Name:	Edward Kovalik
Title:	Chief Executive Officer

Signature Page to Certificate of Amendment to

the Amended and Restated Certificate of Incorporation of

Prairie Operating Co.